OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

HUB INTERNATIONAL LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

N/A

(2)	Aggregate number of securities to which the transaction applies:

N/A

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of the transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

THE FOLLOWING IS AN EMAIL FROM THE COMPANY’S CHAIRMAN AND CHIEF EXECUTIVE OFFICER TO THE COMPANY’S EMPLOYEES ANNOUNCING THE ARRANGEMENT.

Dear fellow employees:

On Sunday, February 25, 2007, Hub International accepted an offer from funds managed by Apax Partners and Morgan Stanley to acquire a majority interest in the company, with existing senior management having committed to invest more than $65 million of their equity in the transaction. We are all very enthusiastic about this new chapter in the Hub story and I think that you will be too. We have all worked extremely hard to build this company. In just over eight short years we have grown to one of the largest brokers in the world. When we began this journey, we never dreamed that we would be where we are today. It is because of our success that we have been able to attract the attention of the investment community and specifically Apax Partners. Let me explain a bit about the transaction and then I will share with you some of the reasons why we believe it is the next logical step for all of us.

About the Apax Transaction

As a publicly-traded company on the NYSE and TSX, Hub has had access to capital to make the acquisitions that facilitated our growth. Our publicly-traded status also has allowed us to create the value that has been shared by our employees and shareholders alike. But as a listed company, we have had the ongoing responsibility for recurring analyst and investor meetings, earnings calls and quarter-to-quarter, rather than longer term, results accountability. All of this has required significant resources, both in the form of expense and executive management time—time that, as we move forward, can be better used interacting with you, our clients and our prospects, and building the business.

Hub International is a dynamic and financially strong organization that has proven its ability to deliver results consistently. Even more importantly, Hub has the potential to grow even further as we complete our geographic footprint and begin to build out specialty practices across the U.S., Canada and beyond, a strategy that we will continue under our partnership with Apax.

Apax Partners realized the potential of the Hub organization and approached us to invest US$1.8 billion (including our existing debt), or $40 per share, to purchase the company. That price represents a substantial premium over our current stock price (28% to our average closing price over the last 90 trading days). Hub Management and Board of Directors went through an in depth and thoughtful process in determining first if this was the right opportunity for the company and second, if Apax was the right partner for Hub. The Executive Management Team has spent countless hours with Apax and are convinced that they share our vision for our company and our employees. In addition to our due diligence, a special committee of the Board of Directors, which hired its own independent financial advisor and legal counsel, was appointed to review the transaction and represent the best interests of our shareholders.

By taking this opportunity we can achieve all of our corporate objectives:

•     Realize shareholder value – The transaction allows our shareholders to realize significant return on their Hub International shareholdings.

•     Focus on the business – Under the new ownership structure, management teams across the organization will be able to focus on building our business.

•     Employee growth – Apax is completely aligned with our mission of generating ongoing opportunity and fostering employee growth.

•     Invest in expanding our value proposition to customers – As we refocus on building the business, expansion of our customer value proposition will be key.

•     Continue to grow by acquisition – Growth by acquisition is a significant part of our organizational strategy. Apax supports this and will be a strong partner in delivering the resources needed to continue our expansion.

•     Value-added Board of Directors – Apax will participate on our Board of Directors, bringing a high level of expertise in finance and business that will help us to further refine our growth strategies.

Our leadership will remain in place and work with you to manage the business as we always have. In other words, business as usual. The transaction will not affect you in the course of your day to day activities. Our organization will continue to develop, because we are always striving to become a better company. One of the key differentiators of Hub is the ability of our teams to successfully exploit opportunity – and this is a great opportunity.

What’s Next?

We have signed the agreement and our board has approved the transaction. We have moved our earnings call to today, Monday, February, 26 at 1:00 CST. On the earnings call we will announce our 2006 results and will field investor questions on the Apax transaction. We encourage all of you to join in on that call. You can log in via our web site at www.hubinternational.com.

On Tuesday morning, February 27, at 11:00 CST, we will host an all company conference call. During that call, your brokerage President will be able to ask questions of the Hub Executive Management Team (EMT) on an open line. After listening to our earnings call, you can formulate and submit any questions you have to your President, or email your questions to Hubquestions@hubinternational.com. We will make every attempt to answer your questions individually or, where there is commonality, on the conference call.

Completion of the transaction is conditional upon no other party coming forward to make an acceptable superior offer, and also shareholder approval. As mentioned above, the Board of Directors has established a special committee charged with representing shareholder interests and it will evaluate any other offers that might be submitted.

In order to keep you updated on the transaction, periodically we communicate with you via One Team, One Vision newsletters and Hub Today postings. If you have questions, you should feel free to speak to your management teams, your Hub President or submit them to Julie Zimmer at Julie.zimmer@hubinternational.com or to hubquestions@hubinternational.com. Members of our EMT will also be available to conduct face to face meetings with employee groups. Based on your questions we will update your FAQ document regularly. Our goal is to keep you as informed as possible throughout this process.

We expect the transaction to be completed in the early summer. This will allow us the time to manage the proper communication to you, our employees, our insurance company partners, our customers and our shareholders.

We are all very eager to begin a new and successful phase of our growth with our new partner, Apax. Under the new structure, we will have the opportunity to take the company to the next level of our potential for growth. As I have always stressed – we are a marathon company – building for the future and making sound long term decisions along the way. This change creates the opportunity for us to be the company we want to be, now and into the future.

Sincerely,

Martin P. Hughes

Chief Executive Officer

Hub International Limited

Who is Apax?

Apax Partners is a global private equity group that invests in five industry sectors: Tech / Telecom, Media, Retail & Consumer, Healthcare, and Financial & Business Services. Founded more than 30 years ago, the firm uses its sector expertise, deep local presence and broad global platform to create value for its stakeholders. Funds advised by Apax Partners total $20 billion around the world. These funds provide long-term equity financing to build and strengthen world-class companies. Apax owns over 200 companies around the world and allows them to operate autonomously – maintaining their management and identity – and with the help of APAX, growing exponentially.

Apax Mission

Our mission is to help management teams create value for the benefit of the company, its employees, and ultimately the millions of individuals whose pension funds and investment plans commit to our funds. We provide this service with the utmost integrity and professionalism.

Learn more by visiting their website at www.apax.com

Apax Leadership on Hub International

Mitch Truwit, Partner at Apax and head of Apax’s Financial & Business Services Group in the United States, said, “We believe Hub’s high quality team and franchise is a perfect match for Apax’s commitment to the financial and business services sector. From the outset, this transaction has been grounded in the opportunity to invest and partner with one of the best management teams in the industry.”

THE FOLLOWING IS A PRESS RELEASE ISSUED BY FAIRFAX FINANCIAL HOLDINGS LIMITED.

FAIRFAX News Release

Stock Symbol: FFH (TSX and NYSE)

TORONTO, February 26, 2007

HUB INTERNATIONAL AGREES TO BE ACQUIRED

(Note: All dollar amounts in this press release are expressed in U.S. dollars.)

Fairfax Financial Holdings Limited (TSX and NYSE: FFH) announced today that one of its longstanding portfolio investments, Hub International Limited (TSX and NYSE: HBG), has entered into an agreement pursuant to which Hub shares would be acquired for $40.00 per share in cash by funds advised by Apax Partners together with Morgan Stanley Principal Investments. The transaction includes a voting agreement pursuant to which the 10.3 million shares (approximately 26% of Hub’s outstanding shares) held by Fairfax and its subsidiaries will be voted in favour of the proposed acquisition.

The $40.00 per share price represents a premium of 28% to Hub’s 90-trading day average closing stock price on the NYSE. The transaction values Hub at approximately $1.8 billion, which includes $145 million of debt. Upon the acquisition, Fairfax, whose shares of Hub are held primarily through its Odyssey Re (NYSE: ORH) and Northbridge Financial (TSX: NB) subsidiaries, would realize a consolidated pre-tax gain of approximately $220 million.

Prem Watsa, Chairman and Chief Executive Officer, said, “Fairfax was instrumental in forming Hub International in Canada in 1998. Under the leadership of Marty Hughes and his executive management team, Hub has grown into a leading North American insurance brokerage. Throughout Hub’s history, Fairfax has never sold a Hub share and has always supported the management team. When Marty approached us about a going-private transaction, at a fair price to all shareholders, we fully supported him. Hub has been a great partner and we wish all of their employees much success as they continue to build the company in the future. Fairfax, through its insurance subsidiaries, looks forward to continuing a long and mutually rewarding business relationship with Hub.”

Martin Hughes, Hub International’s Chairman and Chief Executive Officer, said, “Prem Watsa and Fairfax have been terrific, long-term supportive partners and shareholders for Hub and have contributed significantly to the growth and development of Hub. As our original investor in 1998, Fairfax has consistently acted in the best interest of building value for our shareholders and I am thankful for their contributions. We look forward to continuing our business relationships with the Fairfax companies in the future.”

The transaction is subject to Hub shareholder approval, Canadian court approval and other regulatory approvals including merger notification filings in the United States and Canada, as well as customary closing conditions. The transaction is expected to be completed toward the end of the second quarter of 2007.

This press release is not and shall not be deemed to be a solicitation of proxies.

Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance, investment management and insurance claims management.

For further information contact: Greg Taylor, Chief Financial Officer, at (416) 367-4941

End of communication.

Important Additional Information will be Filed with Securities Regulators:

Hub will file a copy of the Arrangement Agreement with the Securities and Exchange Commission and Canadian securities regulators. In connection with the proposed transaction, Hub will file a proxy statement with the Securities and Exchange Commission and Canadian securities regulators. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ARRANGEMENT AND THE PARTIES THERETO.

Investors and security holders may obtain a free copy of the Arrangement Agreement and proxy statement (when available) and other documents filed by Hub at the Securities and Exchange Commission’s Web site at http://www.sec.gov and at the Canadian securities regulators Web site at http://www.sedar.com. The proxy statement and such other documents may also be obtained for free from Hub by directing such request to Investor Relations, Hub International Limited, 55 East Jackson Boulevard, Chicago, IL 60604, telephone: (877) 402-6601.

Hub and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Hub’s shareholders in connection with the proposed transaction. Information concerning the interests of Hub’s management who are participating in the solicitation, which may be different than those of Hub shareholders generally, is set forth in Hub’s proxy statements and Annual Reports on Form 10-K, filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.

Forward Looking Statements:

This press release may contain “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current expectations regarding our future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. We have used words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” and similar expressions to indicate forward-looking statements, however, these words are not the exclusive means of identifying these forward-looking statements. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements, including, but not limited to: risks associated with implementing our business strategies, identifying and consummating acquisitions, successfully integrating acquired businesses, attaining greater market share, resolution of regulatory issues and litigation, including those related to compensation arrangements with insurance carriers, the possibility that the receipt of contingent compensation from insurance carriers could be prohibited, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the demand for insurance products, fluctuations in the premiums charged by insurance carriers, with corresponding fluctuations in our premium-based revenue, fluctuations in foreign currency exchange rates, any loss of services of key executive officers, industry consolidation, increased competition in the industry, the actual costs of resolution of contingent liabilities , the passage of new federal, state or provincial legislation subjecting our business to regulation in the jurisdictions in which we operate, and those discussed in our Annual Report on Form 10-K, particularly under the caption “Risk Factors,” filed with the Securities and Exchange Commission and the Canadian securities commissions. These uncertainties and other factors also include, but are not limited to, risks associated with the transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Arrangement Agreement, the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the transaction, risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Hub’s ability to control or predict. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as otherwise expressly required by federal or provincial securities laws, we undertake no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.